EX-4.3

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

MANUFACTURING AGREEMENT

BETWEEN

Shenzhen Branch of the Yankuang Group Company Limited

AND

Global Environmental Energy Corp.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

THIS MANUFACTURING AGREEMENT (Agreement) is made as of the ____ day of December 2007 by and between the Shenzhen Branch of the Yankuang Group Company Limited, (“YANKUANG”) a limited liability company formed under the Laws of the Peoples Republic of China, with its principal mailing address at

AND

Global Environmental Energy Corp, (“GLOBAL), a Corporation registered in the Commonwealth of the Bahamas with its registered office at CB13277, Cable Beach, Nassau, Bahamas. Both GLOBAL and YANKUANG may be referred to from time to time collectively as the "Parties."

PREAMBLE

A.
ANKUANG, Yankuang Group Co., Ltd., is engaged in coal mining, coal chemistry, electrolytic aluminum, real estate development, electricity generation, construction materials, mechanical process, environmental remediation, trading etc. with experiences in engineering, manufacturing, fabrication, construction, factory testing, documentation, transportation, installation, start up, commissioning, site testing, operations, service and support and maintenance and subject to being supplied with the appropriate plans, specification, drawings and other appropriate information and support from GLOBAL is capable of carrying out the responsibilities which YANKUANG will undertake, either directly within the Yankuang Group of over over 50 subsidiaries or via Yankuang managed subcontracts as required and pursuant to this Agreement.

B.
Dr. CA McCormack (McCormack) has developed a proprietary system, the Biosphere Process™[1]  System (hereafter "System" or "Systems"), all components thereof and associated know how developed prior to this Agreement or during the course of the undertakings called for in this Agreement, which McCormack has assigned to GLOBAL for purposes of commercial marketing, manufacturing and development.

C.	GLOBAL, enjoys an assignment from McCormack to commercially market, manufacture and develop the System.

1 Biosphere Process™ & Biosphere™ are copyright trademarks of the Life Energy Partnership 1995.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

GLOBAL hereby engages YANKUANG as a non-exclusive general contractor to manufacture Biosphere Process Systems, pursuant to the terms and conditions of the "Technology Permit Agreement" set out in "Appendix A: Technology Permit Agreement" which includes "Appendix A1: Security Protocols", and install the Systems at those sites designated by GLOBAL and provide start-up, service, support and maintenance for Systems, all in accordance with those terms and conditions which are set forth herein. The Agreement shall be deemed to incorporate all the provisions of the aforementioned appendices as if set out in extenso., and any subsequent appendix agreed to by the Parties.

This Agreement is subject to approval by McCormack in his individual capacity and the boards of directors of both YANKUANG and GLOBAL and effectuated only upon the execution of the appendices. This Agreement may be modified from time to time in whole or in part by mutual consent in writing by all Parties.

In consideration of the foregoing premises and subject to the terms and provisions set forth below and intending to be legally bound, the Parties agree as follows:

1.00.	PROJECT DEFINED.

YANKUANG shall undertake the construction of Systems pursuant to orders received from GLOBAL and accepted by YANKUANG pursuant to this Agreement with the expectation that as many as 1,000 Systems may be manufactured in the space of one calendar year in year five (5) of this Agreement. YANKUANG will not submit or receive any proposal, furnish any information to or perform work for any third party or person who desires to have YANKUANG manufacture or fabricate a system similar to the System utilizing competing technology.

2.0.	APPENDICES

2.01.	The Parties have as of the date of this Agreement executed the appendices.

2.02.	The appendices will provide terms generally as set out below.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
2.03.	GLOBAL shall provide all relevant information required by YANKUANG so that YANKUANG can successfully meet YANKUANG's obligations under the terms and conditions of this Agreement.

2.04.
YANKUANG shall utilize technology and design provided by McCormack, directly or through GLOBAL, to YANKUANG pursuant to the terms and conditions of this Agreement to undertake the manufacture of the Systems pursuant to the terms and conditions of this Agreement.

2.05.	YANKUANG shall provide load out of all Systems.

2.06.	YANKUANG shall provide installation, start-up, commissioning and site testing for all Systems and Systems components manufactured by YANKUANG as directed by GLOBAL

2.07.
YANKUANG acknowledges, accepts and will maintain exclusively for McCormack any redesigns or plans as developed by YANKUANG or by GLOBAL which redesigns and plans are deemed to the sole proprietary property of McCormack.

2.08.	YANKUANG will negotiate and work with component and subcomponent manufacturers, material men and other vendors to maintain competitive pricing and quality control in the manufacture of the Systems.

2.09.	YANKUANG shall consign, transport and deliver Systems as directed by GLOBAL.

2.10.	YANKUANG shall undertake the training of all persons for those purposes and in the manner directed by GLOBAL or McCormack.

2.11.
YANKUANG shall offer a continuous service, support & maintenance contract for Systems to those persons utilizing the Systems upon terms and conditions to be agreed between YANKUANG and GLOBAL relative to each System.

2.12.	YANKUANG shall provide a manufacturer’s warranty in accordance with those terms and conditions set forth in appendix F.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
3.0.	Allocation of Costs.

Each Party shall bear its own costs associated with preparation and execution of this Agreement.

4.0.	Compliance With Law

Each Party hereby represents and warrants to the other that it and its respective activities in connection with the Agreement are in accordance with all applicable laws, regulations and other requirements of all state and Federal governmental authorities and all political subdivisions and agencies thereof, and of any applicable foreign governmental authority and all political subdivisions and agencies thereof.

4.2.	Each Party represents and warrants to each other that neither it or any affiliate nor any officer, director, employee, agent or stockholder acting on behalf of it:

a)
is an official or employee of the Government of the United States, the Government of any foreign Country, or any agency or Instrumentality of the foregoing, or a candidate for political or governmental office, in each case as contemplated by the FCPA; or

b)	prior to the execution of this Agreement, took any action, or failed to take any action, if that act or failure to act would have violated the preceding provision.

4.3.
No Party will pay, promise to pay, or authorize or permit the direct or indirect payment of, by such Party or by any affiliate, officer, director, employee, agent or stockholder thereof, any money or anything of value to any person for the purpose of illegally or improperly inducing that person to take any action or omit to take any action in connection with the Agreement. A Party not in compliance under this Section shall indemnify, defend and hold-harmless all other Parties from and against any claim, loss, damage, liability, and expenses and cost whatever nature arising out of or connected with the Party's non-compliance.

5.0	Interference.

5.1
No Party will knowingly interfere with any negotiation, arrangement or prospective business relationships then in process of being developed by any Party. Furthermore, no Party will at any time during the term of this Agreement and for a minimum of six (6) months after termination enter into any agreement or arrangement with any other person or entity which would infringe upon the rights or the interests of any Party as provided for in this Agreement.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

6.0.	Duration

The Agreement will become effective upon execution by the Parties and shall continue in effect for ten (10) years (Primary Term). Unless any Party notifies the other Parties in writing ninety (90) days prior to termination of the Primary Term that the withdrawing Party does not wish to renew this Agreement, the Agreement will be deemed automatically renewed for an additional five (5) year term by all Parties (Secondary Term). Any Party may terminate this Agreement at any time with ninety (90) days written advance notice to the other Parties, but such termination shall not release the Parties from (i) the completion of any obligation required to complete any System with respect to which a purchase order has been issued to YANKUANG and accepted by YANKUANG before the ninety (90) day period, (ii) from any warranty obligation with respect to Systems constructed by YANKUANG or (iii) from any contract for the service, support and maintenance of Systems constructed by YANKUANG. Provided, however, that in the event that a Party obligated under this Agreement to provide service, support and maintenance of Systems shall obtain a suitable person or entity to carry out the service, support and maintenance of Systems which person or entity is deemed suitable to and accepted in writing by the other Parties to this Agreement, then and only in that event shall the Party obligated under this Agreement to provide service, support and maintenance of Systems be allowed to withdraw from the Agreement without penalty. No Party shall have any further obligation to any other Party upon termination of this Agreement except for obligations arising under or pursuant to Section 1.0, 3.0, 7.0, 8.0 or the provisions of this Section.

7.0	Confidentiality

7.1.
Each Party shall keep in strict confidence all financial, commercial and technical information belonging to any Party or which was developed by any Party relative to the Systems (the "Confidential Information"). No Party shall at any time disclose Confidential Information to any third party except pursuant to the provisions regarding confidentiality set forth in Appendix "E" of this Agreement. A Party receiving any governmental or judicial directive or order requiring it to disclose, release or produce Confidential Information to a third party shall immediately notify all other Parties by the quickest available means of communication of the existence of any such governmental or judicial directive or order pursuant to the notice provisions of this Agreement. Failure of the Party receiving any such governmental or judicial directive or order to notify the other Parties to this Agreement of the existence of same by the quickest immediate means of communication, shall constitute grounds for the declaration of an immediate default under the terms of this Agreement.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
7.2.
YANKUANG and GLOBAL hereby acknowledge and declare that all information relevant to the Systems which was developed by any Party is deemed to have arisen out of and pursuant to the use of proprietary information developed by McCormack. Accordingly, any Confidential Information which has been developed by either GLOBAL or YANKUANG during the course of the undertakings called for in this Agreement, including by way of illustration only such information resulting from Systems use, redesign in response to information derived from Systems use, non-empirically based redesign or improvements in design, manufacture, installation or operation, inures to and is exclusively the property of McCormack.

7.3.
Each Party accepts and agrees that the principal point of contact for GLOBAL is GLOBAL's President & Chief Executive Officer, Dr. CA McCormack. All contact, discussions or negotiations between YANKUANG and GLOBAL will be with Dr. CA McCormack or with those persons authorized by Dr. CA McCormack in writing. All contact with McCormack in his individual capacity shall be with McCormack or persons designated by McCormack in writing as representatives of McCormack.

8.0.	Dispute Resolution

All disputes among the parties which cannot be settled amicably after negotiation by the Parties within a period of ten (10) days (subject to extension by mutual written agreement) shall be settled under the Commercial Arbitration Rules of the American Arbitration Association current at the time of dispute, by three (3) arbitrators appointed in accordance with those rules. The place of arbitration shall be Nassau Bahamas and the language of the proceeding shall be English. The decision of the arbitrators shall be final and enforceable through any court.

9.0.	Language

This Agreement, any modifications thereto, all correspondence and other documents relevant to this Agreement or the undertakings related to the Agreement shall be in English.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

10.0.	Modifications and Additional Appendices.

The Parties agree that existing appendices may be modified or additional appendices may be added to this Agreement by mutual consent of the Parties in writing.

11.0	Miscellaneous

11.1	Failure of any Party to comply with any requirement, term or condition of this Agreement shall constitute and be deemed sufficient grounds for the termination of the Agreement by another Party.

11.2
No Party shall be liable for any claim or demand from another Party for anything already done or formed or for any other matter or thing whatsoever in connection with this Agreement or any appendix, or for anything done or formed or for any other matter or thing whatsoever in connection with the undertakings called for by this Agreement or the appendices, in the event that this Agreement or any of the appendices are not executed by any Party.

11.3
In the event of default, McCormack, YANKUANG or GLOBAL may take any remedial step afforded by law or in equity or provided by this Agreement with all costs of any such remedy to be met or satisfied in full by the defaulting Party. No remedy is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and in addition to any other remedy given by law or in equity or this Agreement.

11.4
If any Party to this Agreement withdraws from this Agreement without cause after a Purchase Order for construction of a System has been issued by GLOBAL and accepted by YANKUANG, the remaining Parties shall be able to claim against the withdrawing Party the actual damages and penalties those Parties have or may reasonably incur as the result of such withdrawal.

11.5
Notwithstanding anything to the contrary herein, or elsewhere agreed to, YANKUANG shall not be liable for any consequential, secondary and/or indirect damages, costs or losses caused by or arising out of YANKUANG's undertakings which cause damages, costs or loss or threat thereof to McCormack or GLOBAL.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
11.6
No Party shall commit any other Party to any other agreement or undertaking unless done with mutual written consent of all Parties. Nothing in this Agreement or the undertakings connected therewith shall be construed to create or constitute a partnership, agency or similar relationship or create joint and several liability on the part of the Parties.

11.7
The execution and delivery of the Agreement, the appendices and all other required documents and instruments is and will be conditioned upon each Party obtaining all necessary authorizations and approvals, unless said authorizations and approvals have been represented by that Party to have been obtained or exist at the execution of this Agreement.

11.8
YANKUANG shall have a non-exclusive right to solicit customers and resulting Purchase Orders for construction of Systems. The terms and conditions of such Purchase Orders shall be negotiated between the Parties with respect to each such Purchase Order.

12.0.	Documentation, Records, Audit.

When requested by GLOBAL or McCormack, YANKUANG shall provide copies of all documents relating to the services performed by YANKUANG, including bids, test results, laboratory analyses, plans, blue prints, designs, drawings or any other information related to manufacture of the Systems and YANKUANG shall maintain a complete documentary record of any and all undertakings performed under this Agreement. YANKUANG shall maintain true and correct records in connection with each service performed and all undertakings related thereto and shall retain all such records for twenty-four (24) months after the end of the calendar year in which the last service or undertaking pursuant to this Agreement was performed. GLOBAL or McCormack may, at any time, at their expense audit all records of YANKUANG connected to costs and expenses for which GLOBAL was invoiced. The right of audit by GLOBAL or McCormack shall be good for two years after the termination of this Agreement. Any error or discrepancy disclosed as the result of such audit shall be promptly corrected and any monies due any Party shall be promptly paid by the obliged Party.

13.0	Warranties, Representations and Covenants

YANKUANG warrants, represents, and covenants as follows:

a.
Capabilities: YANKUANG has the capability, experience, and means required to perform the services contemplated by this Agreement. All services and undertakings will be performed using personnel, equipment, and material qualified and/or suitable for the services and undertakings required or as otherwise requested.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
b.
Performance of Services and Undertakings: YANKUANG acknowledges that scheduling of YANKUANG's services and undertakings is critical to each Purchase Order issued by GLOBAL. Accordingly, YANKUANG shall insure that all equipment, material and personnel that is necessary to fulfill YANKUANG's services and undertakings is present and available at all required work sites, in quality and quantity sufficient to fulfill all services and undertakings in a timely scheduled manner and that YANKUANG shall further have on hand or available backup equipment, material and personnel to fulfill any upset to Purchase Order.

c.
YANKUANG will undertake performance of YANKUANG'S services and undertakings in a diligent and workmanlike manner consistent with the standards of ISO-9002, all applicable and existing federal, state and local laws, regulations and ordinances and in accordance with standards and specifications issued by McCormack or GLOBAL and agreed to by YANKUANG prior to or during any Purchase Order.

d.
Notice of Violations: YANKUANG shall notify both McCormack and GLOBAL if (i) YANKUANG is served with notice of significant violation of any law, regulation, permit or license which relates to its services and undertakings hereunder; (ii) proceedings are commenced which could lead to revocation of permits or licenses which relate to such services; (iii) permits, licenses, or other governmental authorizations relating to such services or undertakings are revoked; (iv) litigation is commenced against YANKUANG which could affect such services or undertakings; or (v) YANKUANG becomes aware that its equipment or facilities related to such services or undertakings are not in compliance with applicable laws, regulations, permits, or licenses. Upon service of any such notice, commencement of proceedings or revocation, YANKUANG shall immediately notify McCormack and GLOBAL by the quickest available means of communications of the service of any such notice, commencement of proceedings or revocation according to the notice provisions of this Agreement. The failure of YANKUANG to undertake the foregoing required notifications shall constitute grounds for the declaration of an immediate default under the terms of this Agreement.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
e.
As to all services and undertakings, YANKUANG warrants that it will arrange for engagement of qualified equipment and operators and that the equipment and operators will be trained, authorized, equipped, and licensed to operate such equipment, in accordance with prudent safety precautions and applicable federal, state, or local laws and regulations. Equipment engaged by YANKUANG for performance of the services and undertakings shall be in good operating condition, subject to normal maintenance requirements, and shall be suitable for the particular services and undertakings including any back up equipment, which may be required. YANKUANG certifies that all its personnel employed hereunder shall have completed, and are in compliance with Occupational Safety and Health Agency (OSHA) training requirements and all other relevant training requirements and that YANKUANG maintains an OSHA approved health and safety program. All YANKUANG personnel shall at all times be provided with appropriate or required safety equipment by YANKUANG at YANKUANG's expense.

14.0	INSURANCE AND SECURITY

14.1.
YANKUANG shall furnish the insurance coverages reflected on the attached Certificate of Insurance as Appendix __ and shall maintain such coverages during the existence of this Agreement. Upon each renewal, YANKUANG shall furnish a new certificate reflecting the renewal of the coverages within thirty (30) days following the renewal date.

14.2.
All insurance required by this Agreement shall be in full force and effect at all times of the existence of this Agreement. Failure to keep current any insurance required by this Agreement shall constitute a ground of default of this Agreement by YANKUANG.

15.0.	Patent Protection.

15.1
YANKUANG shall use its best efforts to provide services, which do not infringe on any valid patent or proprietary technology or involve the use of any confidential information that is the property of others unless YANKUANG is licensed or otherwise has the right to use and dispose of the patent or proprietary information. YANKUANG shall also use its best efforts to inform McCormack and GLOBAL of any patent infringement that occur or may be reasonably expected to result from the use of YANKUANG's services.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
16.0.	Force Majeure.

16.1.
No Party shall be deemed in default of this Agreement or any Purchase Order hereunder to the extent that any delay or failure in the performance of its obligations (other than the payment of money) results, without its fault or negligence, from any cause beyond its reasonable control, such as but not limited to acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, adverse weather conditions, strikes, changes in laws, statutes, regulations or ordinances, and ministerial actions or omissions by regulatory authorities or their representatives, unless such omission or action shall have been caused or contributed to by the responsible party hereunder. If any such force majeure condition occurs and continues for a period of more than fourteen (14) days, then the Party experiencing such condition shall give immediate written notice to all other Parties which may then elect to: (1) terminate the affected service or undertaking or any part thereof, or (2) suspend the affected service or undertaking or any part thereof for the duration of the force majeure condition and resume performance once the force majeure condition ceases. Unless written notice is given within thirty (30) days after being notified of the force majeure conditions, the other Parties shall be deemed to have elected option 2.

17.0.	Affirmative Action.

17.1.
Unless this Agreement is exempted by law, YANKUANG shall comply with Executive Order 11246, the Rehabilitation Act of 1973, the Vietnam Era Veteran's Readjustment Assistance Act of 1974, and the rules and regulations issued pursuant to said Order and Acts, as amended, and all of which are incorporated herein by reference.

18.0.	Consequential Damages.

18.1.
No Party shall be liable to any other Party for any indirect, incidental, special or consequential damages (including loss of anticipated profits, business interruption, good will or other economic or commercial loss) arising out of the undertakings called for by this Agreement or any appendices.

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

19.0.	Entire Agreement.

19.1.	The terms and conditions set forth herein constitute the entire understanding of the Parties and replace and supercede any prior understandings or agreements either written or oral.

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Alliance Agreement to be executed and delivered by its duly authorized officer on the date first written above.

FOR GLOBAL,

BY:_______________________dated this____day of December 2007
Dr. CA McCormack
Chairman and Chief Executive Officer
Global Environmental Energy Corp.,
For and on behalf of Global Environmental Energy Corp.,

FOR YANKUANG

BY:_______________________dated this___day of December 2007

Mr.
Chairman
Shenzhen Branch of the Yankuang Group Company Limited its owners, subsidiaries, affiliates, successors and or assigns.

Witness

BY:_______________________dated this___day of December 2007
And now enters Dr. CA McCormack, in his individual capacity, who after reading of the entirety of the foregoing Agreement, signifies his acceptance of all of the benefits and rights inuring to him and in his favor including but not limited to all of his rights, interests and ownership of that proprietary system, the Biosphere ProcessTM System, all components thereof and associated know how developed prior to the Agreement or during the course of the undertakings called for in the Agreement, which McCormack has assigned to GLOBAL Duro Investments Ltd., for purposes of commercial marketing, manufacturing and development, through his signature affixed below.

Dr. CA McCormack
(end)
(rest of page left intentionally blank)

Mr	Dated December _____ 2007
Dr. CA McCormack	Dated December _____ 2007

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
Appendix A
TECHNOLOGY PERMIT AGREEMENT

This Technology Permit Agreement (TPA) is from GLOBAL (GLOBAL) to YANKUANG hereinafter collectively referred to collectively referred to herein as "the Parties".

The Parties acknowledge that Dr. CA McCormack (MCCORMACK) has developed and owns a proprietary system, the Biosphere Process™ System, the design and all components thereof and associated know how developed prior to the execution of this TPA or during the course of the operation of this TPA, which MCCORMACK has assigned to GLOBAL for purposes of commercial marketing, manufacturing and development (hereafter "System" or "Systems"). The Parties further acknowledge and declare that MCCORMACK is a third party beneficiary to this Agreement.

GLOBAL hereby permits YANKUANG, on the basis of this TPA, and YANKUANG hereby acknowledges all of the obligations of this Permit by which YANKUANG is allowed to use such design and production technology and documentation for the purpose of manufacturing Systems. The Parties agree that this TPA is given by GLOBAL to YANKUANG solely and only for the purpose of manufacturing and that all plans, designs, and engineering, and any developments, modifications, alterations, enhancements and/or improvements arising there from are and shall remain at all times the sole property of MCCORMACK and that GLOBAL shall retain all other rights to the System in accordance with the assignment it enjoys from MCCORMACK.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Parties agree as follows:

1.	Disclosure:

A.
ENGINEERING DESIGNS. GLOBAL hereby permits access by YANKUANG to all the production and technology designs, needed for the manufacture and operation of the System, including but not limited to the, engineering production designs, technology of manufacturing, materials descriptions, copyright, patents, computer software and related documents to the System.

Information disclosed and permitted by GLOBAL to YANKUANG shall include, but is not limited to:

All System Design Specification and Software in all versions and all forms of expression thereof, including but not limited to the Software source code, object code, flow charts, and block diagrams, and programmer documentation, previous versions, notes, other information relating to the System; and all copyrights, trade secrets, patentable inventions, proprietary rights and intellectual property contained therein or connected therewith, including without limitation GLOBAL's copyright in the System.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
B.	DELIVERY. System designs shall be delivered to YANKUANG at GLOBAL's election following execution of this TPA.

C.
GLOBAL shall from time to time, but without further consideration, execute and deliver such instruments or documents and take such other action as is reasonably necessary which YANKUANG may request in order to more effectively carry out this TPA.

2.	Consideration for Permit.

GLOBAL, for ten dollars and other consideration, hereby permits YANKUANG the use of the full design specification of the System and the right to manufacture the Systems under the terms of this TPA and in accordance with the Manufacturing Agreement of which this Appendix A is incorporated into by reference and part and parcel thereof.

3.	Representations and Warranties.

The Parties represent warrant and covenant as follows:
A.
Title; Infringement. GLOBAL enjoys good and marketable title and rights to the System, including the copyright to the System, and has all necessary rights to enter into this TPA without violating any other agreement or commitment of any sort. GLOBAL does have outstanding agreements and understandings, written and oral, concerning the System design with a number of manufacturers. The System does not infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right. GLOBAL agrees to defend, indemnify and hold YANKUANG, its subsidiaries, affiliates and licensees harmless against any action, suit, expense, claim, loss, liability or damage based on a claim that the System infringe or constitute a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right. GLOBAL shall give YANKUANG prompt written notice of any such claim. GLOBAL shall assume responsibility for defending any suit or proceeding brought against YANKUANG based on any claim that the System infringes or constitutes a misappropriation of any trademark, patent, copyright, trade secret, proprietary right or similar property right; provided, however, that YANKUANG shall give GLOBAL prompt notice in writing of the assertion of any such claim and of the threat or institution of any such suit or proceeding, and all authority, information and assistance required for the defense of the same. MCCORMACK and GLOBAL shall have the sole right to designate counsel to represent YANKUANG or otherwise agree to counsel submitted by YANKUANG. GLOBAL shall pay all damages and costs awarded against YANKUANG, but shall not be responsible for any cost, expense or compromise incurred without GLOBAL's consent. The Representations and Warranties contained herein apply to the lifetime of this TPA and shall survive this TPA in perpetuity.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
B.
Authority Relative to this TPA. This TPA is a legal, valid and binding obligation of the Parties. No consent or approval by any person or entity or public authority is required to authorize or is required in connection with the execution, delivery or performance of this TPA by the Parties.

C.	No Default. There is no outstanding default by GLOBAL in connection with any third party agreement involving the manufacturing of the System.

4.	No Brokers.

All negotiations relative to this TPA have been conducted by GLOBAL directly with YANKUANG, without the intervention of any third person(s), and in such manner as to not give rise to any valid claim against the Parties hereto for brokerage commissions, finder's fees or other like payments.

5.	Consents, Further Instruments and Cooperation.

YANKUANG and GLOBAL shall each use their respective best efforts to obtain the consent or approval of each person or entity, if any, whose consent or approval shall be required in order to permit it to consummate the transactions contemplated hereby, and to execute and deliver such instruments and to take such other action as may be required to carry out the transactions contemplated by this TPA. GLOBAL shall execute, or cause its employees and agents to deliver, any required material or other similar document or instrument, following YANKUANG'S reasonable request. YANKUANG will execute and record all other instruments required from time to time by GLOBAL or MCCORMACK, including but not limited to the execution and recordation of documents evidencing the rights and title of GLOBAL or MCCORMACK in and to the Systems.

6.	YANKUANG's USE OF TPA RESTRICTED TO MANUFACTURE

YANKUANG may not, market, license, sell, trade or otherwise dispose of or share the System with any third party manufacturer, client, entity, or person and may not develop, update, improve or modify the System without the sole written authority of GLOBAL. Any such developments, improvements, modifications, updates, designs, alterations, and/or enhancements arising therefrom are and shall remain at all times the sole property of MCCORMACK and are and shall remain the sole entitlement of GLOBAL by way of its assignment from MCCORMACK. GLOBAL shall maintain its entitlement to all rights, including copyrights, in and to updated and modified versions and derivative works of the System without requiring permission from YANKUANG and without incurring any payment obligations

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

7.	GLOBAL's Use of the Systems

GLOBAL retains hereby and by way of its assignment from MCCORMACK all rights whatsoever in the System and does retain the right to use the System, or any material relating to the System for any purpose, personal, commercial, or otherwise. GLOBAL furthermore shall maintain all information relating to the System or use of the System in confidence and shall have the right to disclose any aspect of the System to any third party without the prior written consent of YANKUANG. YANKUANG agrees not to participate in any activities relating to development, marketing or sale of the System or competing technologies that would compete, directly or indirectly, with GLOBAL's marketing or distribution of the System unless otherwise permitted in writing, in advance, from GLOBAL.

10.	Assignment.

GLOBAL may assign this TPA or any obligation herein without the prior written consent of YANKUANG. This TPA shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, executors, personal representatives, successors and assigns. YANKUANG may not assign this TPA or any part hereto.

11.	Entire Agreement.

This TPA contains the entire understanding of the Parties, and supersedes any and all other agreements presently existing or previously made, written or oral, between YANKUANG and GLOBAL concerning its subject matter. This TPA may not be modified except in writing and signed by both Parties.

12.	Return of Documentation and records.

YANKUANG when requested by GLOBAL, will deliver to GLOBAL all copies of all documents relating to the services performed, including subcontractor bids, test results, laboratory analyses, plans, blue prints, designs etc, and shall maintain a complete documentary record of any and all activities performed under this agreement. YANKUANG shall maintain true and correct records and catalogues in connection with each service performed and all transactions related thereto and shall retain all such records for twenty-four (24) months after the end of the calendar year in which the last service pursuant to this Agreement was performed before returning all such records to GLOBAL. All records including test results, laboratory analyses, plans, blue prints, designs etc, shall be maintained for GLOBAL by YANKUANG in. a suitably secure fashion so as to avoid their unintended dissemination to unrelated third parties or competitors of GLOBAL. YANKUANG is expressly from providing any information, documentation, designs, plans or operating information to any third party without the express written consent of both MCCORMACK and GLOBAL.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
13.	Severability.

If any provision of this TPA is declared by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this TPA nevertheless will continue in full force and effect without being impaired or invalidated in any way.

14.	Notices.
All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if delivered or mailed, certified or registered mail with postage prepaid:

If to Manufacturer:

YANKUANG

If to GLOBAL:

Dr. CA McCormack
President and Chief Executive Officer
GLOBAL
CB13277 Cable Beach Nassau
Bahamas.

15.	Relationship of the Parties.

The relationship between YANKUANG and GLOBAL under this TPA is that of Permittee and Permitting Party. Nothing in this TPA is intended to be construed so as to suggest that the Parties hereto are partners or joint ventures, or that either Party hereto or its employees are the employee or agent of the other. Except as expressly set forth herein, neither YANKUANG nor GLOBAL has any neither express nor implied right or authority under this TPA to assume or create any obligations on behalf of or in the name of the other or to bind the other to any contract, agreement or undertaking with any third party.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
16.	Headings.

Headings used in this TPA are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties have executed this TPA the ____ day of ___________, 2003.

FOR GLOBAL,

BY:_______________________ dated this day of December 2007
Dr. CA McCormack
Chairman and Chief Executive Officer
Global Environmental Energy Corp.,
For and on behalf of Global Environmental Energy Corp.,

FOR YANKUANG

BY:_______________________ dated this  day of December 2007

Mr.
Chairman
Shenzhen Branch of the Yankuang Group Company Limited its owners, subsidiaries, affiliates, successors and or assigns.

Witness

BY:_______________________ dated this  day of December 2007
Witness:

Witness:

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
And now enter Dr. CA McCormack who signifies acceptance of all of the undertakings and obligations of this TPA in his favor as third party beneficiary thereof.

Dr. CA McCormack
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Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

Appendix A-1
SECURITY PROTOCOLS

I.	Security and Control of Personnel with Access to Technical Materials And Information

A.
All personnel with access to confidential information or materials will be required to execute a personal confidentiality agreement and there after shall be designated "Authorized Personnel". The "Personal Confidentiality Document" Appendix E2 form is attached herein.

II.	Security and Control of Computer Hardware and Software

A.	Technical information will be stored in secured folders/files with access limited to personnel having signed a personal confidentiality agreement.

B.
Confidential data will be stored in secured folders using state of the art inscription software. At a minimum the encryption software will contain 128 bit data encryption, multiple authentication methods to insure that contents are inherently secure where ever its distributed or stored.

C.	A central log of user and administrator actions will provide a complete audit trail of all activities.

III.	Drawing and Document Control

A.	Distribution of drawings and documents containing confidential information will be distributed to Authorized Personnel only on an "as needed" basis and returned to a secured storage location daily.

B.	A central log will be maintained to provide an audit trail of who had drawings for what period of time.

C.	All fabrication cut sheets, working drawings, spool sheets and any other uncontrolled drawings shall be prepared, by Authorized Personnel, in such a way as to not divulge any confidential information.

IV.	Vendor Security and Control

A.
Any vendor or other third party that requires access to confidential information or to the physical internal workings of the BiosphereTM system will be subject to all applicable security protocols as described herein. The "Vendor Confidentiality Document" herewith as Appendix El as form is attached herein.

B.	A central log will be maintained to provide an audit trail of who had confidential information and or access to the unit for what period of time.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
V.	Site Access and Security

A.
Access to the manufacture sites will be strictly controlled by professional security personnel. An entry and exit log will be maintained providing an audit trail of access to the facilities on a twenty-four hour, seven-day per week basis.

B.	During non-working hours the BiosphereTM unit will be locked in a secure building with restricted access.

C.	The actual assembly of the BiosphereTM units will be performed only by Authorized Personnel in shops that have restricted access.

D.	Surveillance cameras will be utilized to further monitor the storage and assembly areas of the BiosphereTM units.

VI.	Security Audit Procedure.

(This section has to be agreed)

(end)
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Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
APPENDIX "E I"
Confidentiality, Non-Use and Non-Competition Agreement

THIS CONFIDENTIALITY, NON-USE AND NON-COMPETITION AGREEMENT ("Agreement") is executed and delivered on this ____day of _____________, by and between GLOBAL ("GLOBAL") with its principal office at CB13277 Cable Beach Nassau Bahamas, and
Shenzhen Branch of the Yankuang Group Company Limited, (“YANKUANG”) a limited liability company formed under the Laws of the Peoples Republic of China, with its principal mailing address at

Both GLOBAL and YANKUANG may be referred to from time to time collectively as the "parties."

WITNESSETH: WHEREAS, Dr. C.A. McCormack (McCormack) has developed a proprietary system, the Biosphere Process™System (System) and associated know how developed prior to this Agreement, or during the course of the undertakings called for in this Agreement, which McCormack has assigned to GLOBAL for purposes of commercial marketing, manufacturing and development pursuant to that "Assignment of _________________________ " ("Assignment"); and

WHEREAS, GLOBAL is obligated by the Assignment to protect all rights of ownership and interest in and to the Systems as required by the Assignment and by law; and

WHEREAS, GLOBAL and YANKUANG have entered into a Manufacturing Agreement on day of 2003, in New Orleans, Louisiana (Manufacturing Agreement) by which YANKUANG is engaged as a non-exclusive general contractor to manufacture one or more Systems in those numbers as Ordered on a cost plus basis; arid

WHEREAS, the Manufacturing Agreement was declared and intended by GLOBAL and YANKUANG to have effect only in the event that certain Appendices were executed, including this "Confidentiality Non-Use and Non-Competition Agreement" to be marked and identified as "Appendix E I" to the Manufacturing Agreement, and incorporated into said Manufacturing Agreement by reference; and

WHEREAS, YANKUANG, pursuant to the obligations called for in the Manufacturing Agreement and intending to receive the consideration given and realize the advantages accruing by reason of entering into the Manufacturing Agreement with GLOBAL, now acknowledges and signifies the intent of YANKUANG to execute this Appendix El and obligate and bind YANKUANG and all others doing business with YANKUANG to undertake the following duties and obligations all attendant to any undertaking with YANKUANG:

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
Definitions:

Confidential Information - includes all information regarding System that is not in the public domain, including information concerning names of suppliers, names of customers, business contacts, marketing strategies and financial information, was well as information, technical data, trade secrets and know how concerning operations, processes, plans, methods, design features, functional or mechanical designs, tolerances, materials of construction, internal or external component sizing, configuration or orientation, manufacturing techniques, fabrication sequence, division of skilled and unskilled fabrication labor, welding techniques, heat treating techniques, inspection techniques, construction jigs, rigging, bracing and packing, and other proprietary information relating to the same.

1.	Restriction on Use of Confidential Information.

1.1 YANKUANG agrees to receive the Confidential Information in confidence and not to use the Confidential Information for any purpose other than to perform its obligations under the Manufacturing Agreement between YANKUANG AND GLOBAL.

2.	Restriction on Disclosure of Confidential Information.

2.1 YANKUANG agrees not to disclose the Confidential Information to any person, other than (a.) to YANKUANG's agents, employees and subcontractors or any other person or entity who has any relationship with YANKUANG related to YANKUANG's manufacture of Systems, including but not limited to the provision of labor, material and services (Providers) and of said Providers, only to those Providers who have a need to know the Confidential information, provided that each such Provider receiving any of the Confidential Information shall be advised of the nature of the Confidential Information and shall be under the obligation of maintaining the Confidential Information in confidence. Neither YANKUANG nor Provider shall release Confidential Information unless notice shall be given to GLOBAL and McCormick in writing prior to the proposed release of the Confidential Information setting forth the Confidential Information to be released and the identity of the person or entity to whom such information is to be released and either GLOBAL or McCormick consents to the release in writing or when the release of the Confidential Information is necessary for the construction of a System for which a Purchase Order has been delivered to YANKUANG and accepted by YANKUANG. Further, YANKUANG shall make as a condition precedent to the execution of any agreement with Provider that Provider shall, as a condition of relationship with YANKUANG, assume and obligate himself to observe all of the obligations, duties and responsibilities owed by YANKUANG to GLOBAL and McCormack as set forth in this Appendix E and the Management Agreement relative to the Confidential Information. Failure of YANKUANG or Provider to comply with the foregoing obligations, duties and responsibilities shall constitute grounds for the declaration of an immediate default on YANKUANG or Provider.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007
2.2 In the event that a governmental, regulatory or judicial entity orders the disclosure of the Confidential Information pursuant to summons, subpoena or discovery order, then and in that event YANKUANG or Providers who receives any summons, subpoena or discovery order shall immediately notify GLOBAL or McCormack by the quickest available means of communication of the existence of any such summons, subpoena or discovery order. Failure of either YANKUANG or the Provider to notify GLOBAL or McCormack as required above shall constitute grounds for the declaration of an immediate default by GLOBAL or McCormack.

3. Covenant Against Competition. YANKUANG and Providers agrees that for a period of fifteen years (15) following the termination or expiration of the Manufacturing Agreement that neither YANKUANG or Provider will directly or indirectly engage in the manufacture, maintenance or servicing of the Systems and component parts unless pursuant to a written agreement with either GLOBAL or McCormack.

4. Acknowledgment and Waiver. YANKUANG and Providers acknowledge that the provisions of Section 3 hereof may limit the ability of YANKUANG and Providers to enter into markets served by GLOBAL or McCormack, but nevertheless YANKUANG and Providers agree and hereby acknowledge that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of GLOBAL and McCormack, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained; and (iii) the consideration provided hereunder, through or in connection with the Manufacturing Agreement is sufficient compensation for the restrictions contained in Section 3 of this Agreement.

5. Return of Confidential Information. YANKUANG and Providers agree that upon request of GLOBAL or McCormack to promptly return to GLOBAL or McCormack all originals or copies in whatever form of all Confidential Information and shall promptly destroy all notes, summaries and other materials incorporating, analyzing or summarizing such Confidential Information.

6. Enforcement. YANKUANG and Providers acknowledge that the Confidential Information is unique and valuable to GLOBAL and McCormack, that GLOBAL and McCormack would suffer irreparable injury if YANKUANG or Providers undertake or allow actions prohibited by this Agreement, and that a monetary remedy at law for any breach or attempted breach of the covenants set forth in this Agreement will be inadequate. Accordingly, YANKUANG and Providers agree that either GLOBAL, McCormack or both are entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach of this Agreement or the Manufacturing Agreement by YANKUANG or Providers. The prevailing Party in any such proceeding shall be entitled to recover its costs and attorney fees incurred by it from the non-prevailing Parties.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

7. The obligations set forth above regarding Confidential Information shall not apply to information which either GLOBAL or Provider can show was at the time of its disclosure a part of the public domain through publication or otherwise. An individual feature of the Confidential Information shall not be considered as exempt from the protection of this Agreement merely because the feature is embraced by more general information within the exception. A combination of features of Confidential Information shall not be considered within the above exception unless the combination itself and its principle of operation are within the exception.
8. YANKUANG is obligated to have each and every Provider execute an agreement in that form and language, as set out in Appendix E2 to the Manufacturing Agreement, which Appendix E2 is deemed incorporated herein by reference hereto.

9. Severability. In the event that any term, condition or provision of this Agreement is held to be unenforceable by any court or other duly constituted legal authority, the remainder of this Agreement shall remain in full force and effect.

10. Survival. Except as otherwise provided herein, the terms and provisions of this Agreement shall indefinitely survive the termination or expiration of the relationship between YANKUANG, GLOBAL and McCormack. Executed and effective as of the date first set forth hereinabove.

_______________________________________ By:
FOR GLOBAL,

BY:_______________________ dated this___ day of December 2007
Dr. CA McCormack
Chairman and Chief Executive Officer
Global Environmental Energy Corp.,
For and on behalf of Global Environmental Energy Corp.,

FOR YANKUANG

BY:_______________________ dated this___ day of December 2007

Mr. .
Chairman
Shenzhen Branch of the Yankuang Group Company Limited its owners, subsidiaries, affiliates, successors and or assigns.

Shenzhen Branch of the Yankuang Group Company Limited
and Global Environmental Energy Corp December 2007

Witness

BY:_______________________ dated this___ day of December 2007

AND NOW ENTERS McCormack who hereby accept the benefits and obligations of this Agreement in his favor and accepting the performance of obligations by GLOBAL and YANKUANG as third party beneficiary thereof, as signified by his signature appearing below and in the presence of undersigned witnesses.

_______________________________________
Dr. CA McCormack (individually)

_______________________________________
witness

______________________________________
witness
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